Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		jmatuschek@ciber.com	dstoner@ciber.com

CIBER REPORTS 2005 FOURTH QUARTER AND YEAR RESULTS

Comments on 2006

GREENWOOD VILLAGE, Colorado – February 15, 2006 – Today CIBER, Inc. (NYSE: CBR) reported the fourth quarter and full-year results for 2005 consistent with the Company’s January 24, 2006 announcement.

Fourth Quarter and Year-End Results

Revenue for the December quarter was $238.1 million, one percent higher than revenues in the December 2004 quarter of $235.2 million, despite the disposal of IBM staffing business during 2005. Organic revenue growth was approximately three percent for the quarter and for the year.   For the full-year 2005, revenue of $956.0 million was an all-time high for CIBER and an increase of 13 percent from calendar 2004 revenue of $843.0 million.

Net income for the fourth quarter was $3.6 million, which represented a $3.9 million decrease (52 percent) from the December 2004 quarter.  For the 2005 year, net income of $24.7 million was a $5.0 million decrease (17 percent) from 2004’s net income of $29.7 million.

Sequentially revenues were up $0.7 million (less than one percent) over the third quarter of 2005, while net income was down $3.2 million (47 percent) from the third quarter of 2005.

For the December 2005 quarter, GAAP EPS of $0.06 per share was a decrease of $0.05 per share (45 percent) from EPS of $0.11 per share in the fourth quarter of 2004.  For calendar 2005, GAAP EPS of $0.38 per share was a decrease of $0.07 per share (16 percent) from calendar 2004.

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	Quarterly Data			Year-End Data
	Year Ago	Last Qtr	Current Qtr	Year Ago	Current
(in millions, except per share data)	Dec 04	Sept 05	Dec 05	2004	2005
Revenue	$235.2	$237.4	$238.1	$843.0	$956.0
Net Income	$7.5	$6.8	$3.6	$29.7	$24.7
GAAP EPS	$0.11	$0.11	$0.06	$0.45	$0.38

Free Cash Flow:
Net Income	$7.5	$6.8	$3.6	$29.7	$24.7
Depreciation	$2.3	$2.8	$3.0	$10.0	$11.5
Amortization	$1.4	$1.5	$1.5	$4.2	$6.0
Capital Expenditures	$(2.6)	$(4.5)	$(2.0)	$(7.3)	$(10.8)
Free Cash Flow	$8.5	$6.5	$6.0	$36.6	$31.4
Other CF Items*	$4.9	$(4.6)	$2.5	$(7.0)	$(6.4)
Net FCF**	$13.4	$1.9	$8.5	$29.6	$25.0

*“Other” CF Items, from the operating activities portion of the Statement of Cash Flows, vary with timing of receipts and payments and temporarily increase or decrease FCF.

**Net FCF is equal to net cash provided by operating activities from the Statement of Cash Flows, less Capital Expenditures.

Comments on the Fourth Quarter and 2005

“2005 overall was a disappointing year for CIBER.  While revenue was up 13 percent, we had hoped for more.  The resultant shortfall directly affected earnings, as did the two Danish fixed-price projects, execution and delivery issues in our Commercial and State & Local Government practices and certain other issues,” said Mac Slingerlend, President and Chief Executive Officer.  “That said, there were many positives to 2005, including, a new Chief Operating Officer in September, the assimilation of Novasoft and Ascent (acquired in 2004), a growing U.S. ERP business as the year progressed, and our new delivery center in Bangalore, India, in July.  We believe the material difficulties of 2005 are behind us and we anticipate that 2006 will rebound as the year unfolds to an upward path such as CIBER was on from 2001-2004.”

Fourth Quarter Accomplishments

•                  CIBER’s U.S. ERP business (CIBER Enterprise Solutions) had its best quarter of the year, both in services and hardware re-selling commissions, with revenues of $26.5 million and a net operating income margin of 13.4%.

•                  CIBER Europe contracted with Dyson, a leading international vacuum manufacturer, on a multi-million dollar SAP implementation.

•                  Substantial progress was made on winding up the two Danish projects, as both were successfully demonstrated to their respective clients in the fourth quarter.  We anticipate both projects will be fully completed on or before April, 2006.

•                  The State & Local Government Practice successfully delivered its Wisconsin WIC (Women Infant Children) development and began recognizing deferred revenue.

•                  CIBER’s U.S. Custom Commercial Practice had multi-million dollar wins in the fourth quarter with Kraft, UniGroup and an international financial institution.

•                  CIBER Federal won an outsourcing contract with the U.S. Army Judge Advocate General and the Army Reserve Command.

Wins and Pipeline

The pipeline for U.S. operations (Europe excluded) was $1.9 billion in the fourth quarter, similar to the previous quarter total.  Fourth quarter 2005 wins were $205 million, of which 41 deals were valued at $1 million or greater, totaling $100 million.  The book-to-bill ratio for all of 2005 was 1:1.

Outlook for 2006

Based upon a bottoms-up business planning process annually, CIBER currently believes revenue for 2006 will be $960-980 million, an increase of 2-4 percent from the IBM sale adjusted revenue for 2005, and GAAP EPS will be $0.42-0.46 per share, an increase of 10-20 percent from 2005 results, with the majority of the improvement coming in the second through fourth quarters of 2006.  For the first quarter of 2006 we are forecasting revenue of $232-237 million with GAAP EPS of $0.07-0.09 per share. These estimates include the impact of our January 1, 2006 adoption of the Financial Accounting Standard Board’s Statement 123R requiring the expensing of equity-based compensation.

Conference Call

On February 16, 2006 CIBER management will conduct a conference call at 11:00am (Eastern) to discuss operating performance for the period. To participate in the call, dial (877) 356-5579 within the United States and (706) 679-3419 internationally, and provide the confirmation code 5094185.

A replay of the conference call will be available through March 3, 2006 by dialing (800) 642-1687, and providing the confirmation code 5094185. The conference call and replay will also be webcast on CIBER’s web site at www.ciber.com/cbr/.

About CIBER

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, and headquarted in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia.  Operating in 18 countries, with annualized revenue run rate of approximately $950 million and approximately 8,000 employees, CIBER’s and its IT specialists continuously build and upgrade clients’ systems to

“competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In thousands, except per share data	2004	2005	2004	2005
Consulting services	$226,043	$225,785	$809,162	$917,443
Other revenues	9,194	12,319	33,859	38,566
Total revenues	235,237	238,104	843,021	956,009

Cost of consulting services	167,302	170,157	589,397	676,575
Cost of other revenues	5,167	7,148	21,450	22,257
Selling, general and administrative expenses	48,089	51,530	176,692	204,563
Amortization of intangible assets	1,375	1,445	4,214	5,958
Operating income	13,304	7,824	51,268	46,656
Other expense, net	1,895	2,595	3,873	8,051
Income before income taxes	11,409	5,229	47,395	38,605
Income tax expense	3,958	1,672	17,694	13,898
Net income	$7,451	$3,557	$29,701	$24,707

Earnings per share – diluted	$0.11	$0.06	$0.45	$0.38

Weighted average shares – diluted	76,573	62,850	74,642	68,296

For the three months ended December 31, 2004 and 2005, respectively, earnings per share – basic were $0.12 and $0.06 and weighted average shares – basic were 62,540 and 62,364.

For the year ended December 31, 2004 and 2005, respectively, earnings per share – basic were $0.49 and $0.40 and weighted average shares – basic were 60,701 and 62,536.

CIBER, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

In thousands	December 31, 2004	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$44,446	$40,661
Accounts receivable, net	206,108	212,110
Prepaid expenses and other current assets	18,163	17,851
Income taxes refundable	743	267
Deferred income taxes	5,421	4,603
Total current assets	274,881	275,492

Property and equipment, net	26,745	25,388
Intangible assets, net	449,645	434,411
Other assets	7,401	9,276
Total assets	$758,672	$744,567

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$28,200	$31,995
Accrued compensation and related liabilities	46,491	44,371
Other accrued expenses and liabilities	50,405	47,857
Income taxes payable	10,914	3,887
Total current liabilities	136,010	128,110

Long-term line of credit – bank	48,704	42,638
Long-term debentures	175,000	175,000
Other long-term liabilities	17,418	19,282
Total liabilities	377,132	365,030

Minority interest	3,877	2,930

Shareholders’ equity	377,663	376,607
Total liabilities and shareholders’ equity	$758,672	$744,567

CIBER, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
In thousands	2004	2005

Operating activities:
Net income	$29,701	$24,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	10,006	11,486
Amortization of intangible assets	4,214	5,958
Deferred income tax expense	10,155	6,780
Provision for doubtful receivables	1,208	834
Other, net	(27)	2,280
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	(15,948)	(11,412)
Other current and long-term assets	1,347	(1,035)
Accounts payable	4,685	5,076
Accrued compensation and related liabilities	(12,145)	(438)
Other accrued expenses and liabilities	(6,185)	(2,859)
Income taxes payable/refundable	9,914	(5,591)
Net cash provided by operating activities	36,925	35,786

Investing activities:
Acquisitions, net of cash acquired	(120,328)	(9,641)
Sale of IBM staffing operation	—	1,000
Capitalized software development costs	—	(2,514)
Purchases of property and equipment, net	(7,357)	(10,757)
Other	300	(421)
Net cash used in investing activities	(127,385)	(22,333)

Financing activities:
Employee stock purchases and options exercised	8,629	5,701
Purchases of treasury stock	(11,181)	(10,497)
Repayment of debt of acquired companies	(52,628)	—
Borrowings (payments) on long-term bank line of credit (net)	48,704	(6,066)
Minority shareholder capital contribution	294	280
Borrowings (payments) on term note (net)	4,200	(2,200)
Other	(88)	—
Net cash used in financing activities	(2,070)	(12,782)
Effect of foreign exchange rate changes on cash	4,439	(4,456)
Net decrease in cash and cash equivalents	(88,091)	(3,785)
Cash and cash equivalents, beginning of period	132,537	44,446
Cash and cash equivalents, end of period	$44,446	$40,661

Supplemental Information:

CIBER, Inc.

Operating Results Analysis

For the Quarter and Year Ended December 31, 2005

(unaudited)

($ In millions)

	Three Months Ended				Year Ended
	December 31, 2004		December 31, 2005		December 31, 2004		December 31, 2005
By Divisions Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
U.S. Custom
Commercial*	$89.4	37%	$88.3	37%	$353.5	40%	$355.5	37%
Federal	41.1	19	36.4	15	147.7	19	159.8	17
State & Local	29.2	12	31.9	13	115.5	14	125.9	13
U.S. Package	21.9	9	26.5	11	88.0	10	102.9	11
Europe*	53.9	23	55.8	24	140.8	17	214.5	22
Corporate Elims.	(0.3)	—	(0.8)	—	(2.5)	—	(2.6)	—
Total	$235.2	100%	$238.1	100%	$843.0	100%	$956.0	100%

Operating Income		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue		% of Div. Revenue
U.S. Custom
Commercial*	$7.1	8%	$4.3	5%	$29.3	8%	$25.5	7%
Federal	4.7	10	3.8	11	19.6	13	20.3	13
State & Local	1.5	5	0.1	0	8.8	8	5.6	4
U.S. Package	2.9	13	3.6	14	8.0	9	11.4	11
Europe*	2.9	5	2.3	4	9.1	6	8.5	4
Corporate	(4.4)	(2)	(4.8)	(2)	(19.3)	(2)	(18.7)	(2)
EBITA	14.7	6	9.3	4	55.5	7	52.6	6
Amortization Expense	(1.4)	—	(1.5)	(1)	(4.2)	(1)	(5.9)	(1)
Operating Income	$13.3	6%	$7.8	3%	$51.3	6%	$46.7	5%

*U.S. includes India’s results; Europe includes Eastern Asia

Average Headcounts: (~)
Billable	7,150	7,100	6,450	7,050
Total	8,000	8,100	7,300	8,050

Utilization (~)	86%	84%	88%	87%

Avg. Bill Rates (~)	$75.00	$78.00	$73.00	$76.00

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